Exhibit 10.9

CERTAIN INFORMATION HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2.

                                                                  EXECUTION COPY

                          ADDENDUM TO LICENSE AGREEMENT

         THIS ADDENDUM TO LICENSE AGREEMENT (the "Addendum") is made and effective as of the 25th day of March, 2002 (the "Effective Date"), by and between CNS, Inc., a Delaware corporation ("Licensee"), and WinEase, L.L.C., a Minnesota limited liability company ("Licensor").

                                 R E C I T A L S

         WHEREAS, Licensor and Licensee are parties to that certain license agreement dated March 12, 1999 (the "License Agreement");

         WHEREAS, Licensor granted to Licensee under the License Agreement an exclusive, worldwide, royalty bearing license under all of those Patent Rights, Know-how, Product Improvements and Trademark Rights relating to the development, manufacture, sale and use of the Products and Licensed Methods and other intellectual property rights relating to nasal support devices for animals;

         WHEREAS, Licensee has been engaged in, among other things, the development, commercialization, production and marketing of the "Products" (as that term is defined in the License Agreement) in accordance with the License Agreement;

         WHEREAS, Licensee desires to enter into an exclusive and worldwide distribution, marketing and selling relationship for the Products (the "Distribution Relationship") with a recognized distributor known as Merial Limited, a company registered in England and Wales and domesticated in the United States as Merial LLC ("Merial");

         WHEREAS, Licensee will be entering into the Distribution Relationship with Merial substantially concurrently with the execution of this Addendum;

         WHEREAS, Licensee represents that the total expenses that Licensee has incurred to date in connection with the development, commercialization, production and marketing of the Products have exceeded Net Sales by at least [***]; and

         WHEREAS, Licensor and Licensee desire to address certain issues relating to the rights and relationship of the parties and desire to amend the License Agreement accordingly and further desire to provide for certain other agreements as set forth herein;

         NOW, THEREFORE, in consideration of these premises, and the mutual covenants and agreements set forth in the License Agreement and hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


         A. Amendments to License Agreement. The License Agreement is hereby amended as follows:

                  1. General Definitions. Paragraph 1 is hereby amended to add the following after Paragraph 1.9:

                           "1.10 Other Definitions. The terms "Acquirer,"
                  "Affiliate," "Effective Date," "Excess Amount," "Proceeds," "Recoupment Amount," "Transfer," "Third-Party Transferee" and any other terms not defined in this Paragraph 1 shall have the meanings ascribed to the terms elsewhere in this Agreement."

                  2. Assignments. Paragraph 2.4 of the License Agreement is hereby amended and restated in its entirety to read as follows:

                           "(a) Licensee may sell, assign, convey or transfer
                  any and all of its rights under this Agreement ("Transfer") to a successor in interest of all, or substantially all, of the assets or capital stock of Licensee (the "Acquirer"). In the event of such a Transfer, any such Acquirer shall assume all of the obligations of Licensee hereunder and this Agreement shall be binding upon and inure to the benefit of such Acquirer. No other Transfer may be made by Licensee or Acquirer without complying with subsections (b) and (c) of this Paragraph.

                           (b) Except as otherwise set forth in or contemplated
                  by Paragraph 2.3 above, no other Transfer may be made by Licensee or the Acquirer without Licensor's prior written consent unless Licensee or the Acquirer grants Licensor an exclusive right of first refusal to purchase all of the rights conferred under this Agreement in accordance with the following procedure:

                                    (i) First, Licensee shall give Licensor
                           written notification of its intention to enter into a transaction which operates to effectuate a Transfer to a third party that is not an Acquirer ("Third-Party Transferee") and shall not enter into any such transaction without first disclosing all material information about the proposed transaction to Licensor and offering to enter into a transaction on substantially identical terms with Licensor; and then

                                    (ii) Second, Licensor shall, unless
                           otherwise waived in writing by Licensor, have a period of thirty (30) days after receipt of written notification provided in accordance with subsection
                           (b)(i) above to exercise its right of first refusal by providing written notice to Licensee and agree to consummate a Transfer on substantially identical terms. The right of first refusal procedure outlined in this Paragraph 2.4 shall be repeated prior to entering into by Licensee of any transaction that is (a) on terms less favorable in a material respect to the Licensee or the Acquirer than specified in an earlier written notice to Licensor, or (b) with a party other than that specified in an earlier written notice.

                            (c) In the event that Licensee, after complying with
                  the right of first refusal procedure set forth in subsections
                  (b)(i) through (b)(ii) of Paragraph 2.4, consummates a Transfer with a Third-Party Transferee in a transaction that results in Licensee receiving "Proceeds" (defined to mean cash, stock or other consideration solely attributable to the Transfer) from and on account of such a Transfer having a fair market value on the date of the closing of the transaction in an amount that is in excess of the Recoupment Amount (as defined in Paragraph 4.3.1 below) (the "Excess Amount"), Licensee agrees to pay Licensor an amount equal to [***]% of the Excess Amount.

                           (d) In the event that Licensee, after complying with
                  the applicable provisions of subsections (b)(i) through
                  (b)(ii) of Paragraph 2.4, consummates a Transfer with a Third-Party Transferee, the terms of Paragraph 4.3.2 pertaining to royalties to be paid by such Third-Party Transferee on account of Net Sales of Products shall come into effect. In the event of such a Transfer with a Third-Party Transferee, any such Third-Party Transferee shall assume all of the obligations of Licensee hereunder and this Agreement shall be binding upon and inure to the benefit of such Third-Party Transferee."

                  3. Additional License Fees. Paragraph 4.2 of the License Agreement is hereby amended to strike the period at the end of subsection (c) and add the following after the word "aggregate":

                           "; and

                                    (d) the sum of $[***] which sum shall be
                           payable without regard to the limitation set forth in the preamble of this Section 4.2 relating to termination and which sum shall be payable in four
                           (4) equal installments of $[***] on the following dates: (i) the Effective Date; (ii) April 30, 2002;
                           (iii) July 31, 2002; and (iv) October 31, 2002.

                           Paragraph 4.8 of the Agreement shall be applicable to any payments that are overdue and payable to Licensor under Paragraph 4.2(d) of this Agreement."

                  4. Royalties on Account of Net Sales. Paragraph 4.3 of the License Agreement is hereby amended and restated in its entirety to add the following after the heading of Paragraph 4.3:

                           "4.3.1   Net Sales Made by Licensee.

                                    (a) Licensee agrees to pay Licensor
                           royalties as follows based on the annual Net Sales from the sale of Products: (i) [***]% of Net Sales until Licensee has received on account of Net Sales a total amount equal to the Recoupment Amount (as defined below), then (ii) [***]% of all Net Sales in excess of the Recoupment Amount.

                                    (b) For purposes of this Agreement, the term
                           "Recoupment Amount" shall mean the amount derived from the following calculation:

                                    Recoupment Amount = $[***] U.S. PLUS ($[***]
                                    TIMES the number of Products sold from and after the Effective Date MINUS $[***] TIMES the number of Products in Licensee's inventory on the Effective Date) PLUS (Earned Royalties paid to Licensor from and after the Effective Date) MINUS (the Proceeds, if any, that Licensee receives from Merial as an upfront fee or other payment for entering into the Distribution Agreement).

                           4.3.2 Net Sales Made by a Third-Party Transferee in
                  the Event of a Transfer.

                                    (a) In the event that a Transfer with a
                           Third-Party Transferee is consummated, the
                           Third-Party Transferee shall, notwithstanding and without regard to Paragraph 4.3.1, pay Licensor a royalty of [***] of Net Sales from the sale of Products by such Third-Party Transferee or its Affiliate (as hereinafter defined), whichever is greater. The term "Affiliate" shall mean (i) any business entity fifty percent (50%) or more of which is owned directly or indirectly by a Third-Party Transferee; (ii) any business entity which directly or indirectly owns fifty percent (50%) or more of a Third-Party Transferee; or (iii) any business entity under the direct or indirect control of any business entity described in (i) or (ii) above.

                                    (b) In the event that a Transfer with a
                           Third-Party Transferee is consummated, Paragraphs 2.4(c) and 4.3.1 shall no longer apply or be of any force or effect with respect to any Third-Party Transferee.

                           4.3.3 Net Sales Made by an Acquirer in the Event of a
                  Transfer.

                                    (a) In the event that a Transfer with an
                           Acquirer is consummated, the Acquirer shall, notwithstanding and without regard to Paragraph 4.3.1, pay Licensor a royalty of [***]% of Net Sales from the sale of Products by such Acquirer.

                                    (b) In the event that a Transfer with an
                           Acquirer is consummated, Paragraph 4.3.1 shall no longer apply or be of any force or effect with respect to any Acquirer."

                  5. Minimum Obligations in the Event of a Transfer. Paragraph 4.5 of the License Agreement is hereby amended and restated in its entirety to read as follows:

                           "4.5 Minimum Royalty Obligation of "Third-Party Transferee" in the Event of a Transfer. In the event that a Transfer with a Third-Party Transferee is consummated, the Third-Party Transferee shall, in order to maintain its rights hereunder, pay Licensor minimum royalties in accordance with Paragraphs 4.4,
                           4.7 and the following:

                           Minimum Royalty Payment   Minimum Royalty Payment
                             Per Contract Year         Per Contract Quarter
                             -----------------         --------------------
                                 $[***]                       $[***]"

                  6. Termination. Paragraph 7.2 of the License Agreement is hereby amended and restated as follows:

                                    "(a) If Licensee is in material default of
                           any of its obligations under this Agreement, Licensor shall have the right to terminate this Agreement by giving thirty (30) days' written notice of termination specifying the reason for termination, provided that such notice will be of no effect and termination will not occur if the specified default is cured prior to the expiration of said thirty (30) day period.

                                    (b) In the event that Licensee does not sell
                           an "average" of [***] Products each calendar year commencing January 1, 2002 through December 31, 2004, measured on a cumulative basis and adjusted each calendar year during the term hereof in order to account for fluctuations in sales from year to year, Licensor shall have, as its sole and exclusive remedy and without any other recourse against Licensee as a result of such event, the right to terminate this Agreement by giving thirty (30) days' written notice of termination.

                                    (c) In the event that Licensee does not sell
                           Products in each calendar year following December 31, 2004 sufficient to generate annual Net Sales of at least $[***], Licensor shall have, as its sole and exclusive remedy and without any other recourse against Licensee as a result of such event, the right to terminate this Agreement by giving thirty (30) days' written notice of termination.

                                    (d) In the event that a Transfer with an
                           Acquirer is consummated and such Licensee does not either sell Products in each calendar year following December 31, 2003 sufficient to generate annual Net Sales of at least $[***], or, alternatively, pay Licensor the minimum royalties applicable to a Third-Party Transferee set forth and contemplated by Paragraphs 4.5 and 4.7, Licensor shall have, as its sole and exclusive remedy and without any other recourse against Licensee as a result of such event, the right to terminate this Agreement by giving thirty (30) days' written notice of termination."

                  7. Continued Obligations. Paragraph 7.4 of the License Agreement is hereby amended to add the number "4.2(d)" after the number 3 and before the number 5 in the Paragraph such that Paragraph 4.2(d) as amended in Section A.3. of this Addendum shall survive the termination of the License Agreement.

                  8. Notices. Paragraph 9.5 of the License Agreement is amended to change the mailing and facsimile address of the Licensee such that the following shall be substituted for that which is currently set forth therein:

                           "If to Licensee: CNS, Inc.
                                            7615 Smetana Lane
                                            Eden Prairie, MN 55344
                                            Attn:  Marti Morfitt
                                            Fax No.: (952) 229-1701"

         B. Waiver and Release. In furtherance and not in limitation of the amendment set forth in and contemplated by Section A.5. above, Licensor hereby waives any and all right under the License Agreement to any minimum royalties that may be due, become due or have accrued or become due on or before the Effective Date, and hereby releases Licensee from any obligation, liability or responsibility with respect to the same.

         C. Permitted Sublicense in Favor of Merial or its Affiliates. To the extent that the grant of a sublicense by Licensee of any of the rights granted by Licensor to Licensee under or in connection with the License Agreement is necessary or desirable for Licensee to implement the Distribution Relationship with Merial or its Affiliates, Paragraph 2.3 of the License Agreement is hereby amended to permit Licensee to grant any such a sublicense to Merial or its Affiliates.

         D. Limited Cross-Licenses.

         1. CNS. In the event that (i) Licensee terminates the License Agreement in accordance with Paragraph 7.3(a), or (ii) Licensor terminates the License Agreement in accordance with 7.2, the parties hereto agree that the following shall apply:

                  a. License and Field of Use Restriction. Licensee shall grant to Licensor a limited, exclusive and worldwide license and/or sublicense to make, have made, use, sell or offer for sale products utilizing any of the inventions within the scope of any valid claim in the United States Patents identified on Schedule A (the "CNS Licensed Patents") or from any continuations, re-exams or re-issues relating to those patents together with any and all foreign counterparts; provided, however, that the license and/or sublicense granted hereunder shall be limited solely to the field of equine nasal support products or devices ("Licensor's Field of Use").

                  b. Further Sublicenses and Assignments. Except as may be necessary or desirable to manufacture or have manufactured the equine nasal support products or devices, Licensor shall have no right to sublicense or assign any of the rights granted by Licensee to Licensor with respect to any of the CNS Licensed Patents; provided, however, that Licensor may assign, convey or transfer any and all of its rights under this Section D of this Addendum to a successor in interest to all of the assets, capital securities or membership interests of Licensor.

                  c. Term. The licenses and/or sublicenses granted hereunder shall commence upon the termination of the License Agreement by Licensor or Licensee in accordance with Paragraph 7 and shall expire, unless earlier terminated pursuant to subsection (e) below, upon the earlier of: (i) the expiration of the last of the CNS Licensed Patents to expire; or (ii) the termination of Licensee's rights with respect any of the CNS Licensed Patents.

                  d. Royalties. Licensor agrees to pay Licensee royalties based upon the Net Sales from the sale of equine nasal support products or devices of [***]% of Net Sales that, but for the license granted hereunder, would infringe any claims of the CNS Licensed Patents. All payments shall be due and payable to Licensee on a quarterly basis, and the provisions of Paragraphs 4.4, 4.8, 4.9 and 4.10 of the License Agreement shall be applicable and inure to the benefit of Licensee.

                  e. Termination. If Licensor is in material default of any of its obligations under this Section D.1., Licensee shall have the right to terminate the licenses and/or sublicenses granted hereunder by giving thirty (30) days' written notice of termination specifying the reason for termination, provided that such notice will be of no effect and termination will not occur if the specified default is cured prior to the expiration of said thirty (30) day notice period.

         2. WinEase. In the event that (i) Licensee terminates the License Agreement in accordance with Paragraph 7.3(a), (ii) Licensor terminates the License Agreement in accordance with 7.2, or (iii) Licensee enters into a transaction that operates to effectuate a Transfer with a Third-Party Transferee, the parties hereto agree that the following shall apply:

                  a. License and Field of Use Restriction. Licensor shall grant to Licensee a limited, exclusive and worldwide license and/or sublicense to make, have made, use, sell or offer for sale products utilizing any of the inventions within the scope of any valid claim in the United States patents and any patents which issue or have issued from the applications listed on Schedule B of this Addendum or from any continuations, re-exams or re-issues relating to those patents and applications, together with any and all foreign counterparts (the "WinEase Patents"); provided, however, that the licenses and/or sublicenses granted hereunder shall be limited solely to the field of human nasal dilation products or devices ("Licensee's Field of Use").

                  b. Further Sublicenses and Assignments. Except as may be necessary or desirable to manufacture or have manufactured any human nasal dilation products or devices, Licensee shall have no right to sublicense or assign any of the rights granted by

         Licensor to Licensee with respect to any of the WinEase Patents; provided, however, that Licensee may assign, convey or transfer any and all of its rights under Section D of this Addendum to a successor in interest to all of the assets of Licensee relating to its human nasal dilation business or to all of its capital stock.

                  c. Term. The licenses and/or sublicenses granted hereunder shall commence upon the termination of the License Agreement by Licensor or Licensee in accordance with Paragraph 7 and shall expire, unless earlier terminated pursuant to subsection (e) below, upon the expiration of the last of the WinEase Patents to expire.

                  d. Royalties. Licensee agrees to pay Licensor royalties of [***]% of Net Sales from the sale of those human nasal dilation products or devices that, but for the license granted hereunder, would infringe any claims of the WinEase Patents (the "Covered CNS Products"); provided, however, that Licensee shall not be obligated to pay any royalties with respect to the sale of any Covered CNS Products or with respect to the use of any of WinEase Patents that relate to or result from any patent application filed between March 13, 1999 and the Effective Date (the "Excluded Patents"), it being understood and agreed that the licenses and/or sublicenses granted by Licensor to Licensee with respect to such Excluded Patents shall be on a royalty-free basis. All payments shall be due and payable to Licensor on a quarterly basis, and the provisions of Paragraphs 4.4, 4.8, 4.9 and 4.10 of the License Agreement shall be applicable and inure to the benefit of Licensor.

                  e. Termination. If Licensee is in material default of any of its obligations under this Section D.1., Licensor shall have the right to terminate the licenses and/or sublicenses granted hereunder by giving thirty (30) days' written notice of termination specifying the reason for termination, provided that such notice will be of no effect and termination will not occur if the specified default is cured prior to the expiration of said thirty (30) day notice period.

         3. Miscellaneous. The following provisions shall apply in the event that the either paragraph 1 or paragraph 2 of this Section D becomes applicable:

                  a. Right to Abate Infringement of Excluded Patents. In the event that either Licensor or Licensee become aware of any activity on the part of any third party which may constitute infringement of any of the Excluded Patents, such party shall give the other party written notice thereof. In the event of an infringement in Licensee's Field of Use, Licensee shall (for so long as its rights under Paragraph D.2 are in force and effect), at its sole discretion and expense, have the first exclusive right to initiate and thereafter maintain reasonable efforts to prevent and abate such infringement, including the initiation of appropriate civil action for infringement and the taking of such other action as it may determine to be necessary or desirable to enforce any of the Excluded Patents and/or any rights thereunder or relating thereto. In such event, (i) Licensor agrees to fully cooperate with Licensee and will permit the use of its name in, and as a party to, all such suits and execute all pleadings, documents and other papers necessary or desirable in conjunction therewith, and (ii) Licensee shall receive the full benefits of any action it takes pursuant to this paragraph, including retaining all sums recovered in any such suit or in settlement thereof. In the event that Licensee fails or refuses to take or cause to be taken any such measures against any third party after six (6) months from the date of receipt of written notice to Licensee by Licensor of such infringement, Licensor may take such legal action in its own name and at its own expense upon giving twenty-one (21) days advance, written notice of its intention to do so. In this case, all damages recovered as a result of such action by Licensor shall be and become the property of Licensor. In the event that Licensor takes any action to prevent or abate an infringement by a third party of any of the Excluded Patents under this paragraph or otherwise, Licensee will fully cooperate with Licensor and, to the extent necessary to maintain suit under applicable law, permit the use of its name in, and as a party to, all such suits and execute all pleadings, documents and other papers necessary or desirable in conjunction therewith. If Licensee litigates any matter relating to the Excluded Patents under this paragraph or otherwise, it shall first provide Licensor with ten (10) days advance written notice of its intention to commence such litigation which notice shall identify the name of the alleged third-party infringer, the infringing product and the patent involved. If either party litigates any matter relating to the Excluded Patents, the other party may, at its option and its cost and expense, participate in meetings with the litigating party and/or its counsel and receive all pleadings, documents and other related papers useful for the purposes of keeping the other party informed of the status of any proceedings commenced by the litigating party.

                  b. General Provisions. All of the provisions of Section 9 of the License Agreement shall apply to the agreements contained in Section D of this Addendum.

                  c. Survival. Section D of this Addendum shall survive the termination of the License Agreement.

         E. No Impairment. The provisions set forth in the License Agreement and not amended or altered by this Addendum shall remain in full force and effect and shall apply to this Addendum unless to do so would be inconsistent with the intentions of the parties as expressed in this Addendum. This Addendum supersedes and replaces any and all other amendments, whether written or oral, to the License Agreement that have been entered into by the parties prior to the date hereof.

         F. Further Assurances. The parties agree to cooperate and take such actions and execute such other documents and instruments as may be reasonably requested by the other party hereto in order to consummate the transactions and agreements set forth in or contemplated by this Addendum.

         G. Recitals. The Recitals set forth in this Addendum are true and correct, incorporated herein and made a part of the Addendum and the parties' agreement as set forth above.

         H. Capitalized Terms. Capitalized terms in this Addendum that are not defined shall have the meaning ascribed to such terms in the License Agreement unless the context requires otherwise.

         IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the day and year first above written.

                                 CNS, INC.


                                 By:    /s/   Daniel E. Cohen
                                   ---------------------------------------
                                 Its:     Chairman
                                     --------------------------------------


                                 WINEASE, LLC


                                 By:   /s/  Edward F. Blach
                                    ---------------------------------------
                                 Its:   President/CEO
                                     --------------------------------------

                                   SCHEDULE A
                                   ----------

                              CNS LICENSED PATENTS
                              --------------------


United States Patent Nos.:

1.       5,533,499
2.       5,533,503
3.       5,653,224
4.       5,476,091
5.       5,549,103
6.       5,611,333
7.       6,318,362

                                   SCHEDULE B
                                   ----------

                                 WINEASE PATENTS
                                 ---------------


United States Patent Nos.:

1.       5,913,873
2.       6,017,457
3.       6,203,560
4.       6,033,422

United States Pending Patent Application Nos.:

1.       09/438,676
2.       09/264,464
3.       09/379,425
4.       09/713,308


















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